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                                                                   Exhibit 10.18

FOURTH MODIFICATION AND EXTENSION OF LEASE DATED AS OF THE 17 DAY OF NOVEMBER, 2004 TO THE LEASE BETWEEN 400 KELBY ASSOCIATES, AS LANDLORD, AND EMPIRE RESOURCES, INC., AS TENANT, FOR LEASE OF PREMISES LOCATED ON THE FOURTEENTH
(14TH) FLOOR IN THE BUILDING LOCATED AT 400 KELBY STREET, FORT LEE, NEW JERSEY

     WHEREAS, the parties hereto executed a Lease dated March 30, 1993, between 400 Kelby Associates, a New Jersey limited partnership with offices at c/o Parker Management New York, LLC, as Landlord, and Empire Resources, Inc., as Tenant, for premises on the tenth (10th) floor, Suite B, at One Parker Plaza, Fort Lee, New Jersey (hereinafter the "Original Lease");

     WHEREAS, the parties hereto executed a Supplementary Agreement on or about August 6, 1993 setting a Commencement Date of the Original Lease term of August 1, 1993 and an Expiration Date of July 31, 1998 (the "First Supplementary Agreement");

     WHEREAS, the parties hereto executed a First Modification of Lease on or about June 29, 1993 whereby the parties modified the provisions of the Original Lease relating to the parking spaces to be made available to Tenant pursuant to the Original Lease (the "First Modification");

     WHEREAS, the parties hereto executed a Second Modification and Extension of Lease on or about May 1, 1995 whereby the parties modified the provisions of the Original Lease, as theretofore supplemented and modified, to add additional space known as Suite C on the tenth (10th) floor of the Building to the Demised Premises and to extend the term of the Original Lease (the "Second Modification");

     WHEREAS, the parties hereto executed a Supplementary Agreement on or about August 1, 1995 setting an Expansion Commencement Date of August 1, 1995 and an Expiration Date of March 31, 2000 (the "Second Supplementary Agreement");

     WHEREAS, the parties hereto executed a Third Modification and Extension of Lease on or about February 17, 2000 whereby the parties modified the provisions of the Original Lease, as theretofore supplemented and modified, among other things, to extend the Expiration Date as defined in Section 1.03(a) thereof to reflect an Expiration Date of March 31, 2005 (the "Third Modification");

     WHEREAS, the Original Lease, as supplemented and modified by the First Supplementary Agreement, First Modification, Second Modification, Second Supplementary Agreement and Third Modification, is hereinafter referred to as the "Lease";

     WHEREAS, the parties hereto desire to modify the Lease to provide for the substitution of certain space on the fourteenth (14th) floor of the Building (the "New Space") for certain space on the tenth (10th) floor of the Building (the "Existing Space");




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     WHEREAS, in addition, the parties hereto desire to further modify the Lease to (i) extend the term of the Lease pursuant to the terms set forth herein, and
(ii) modify the annual and monthly fixed rent payable under the Lease.

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Unless otherwise indicated, all capitalized terms herein shall have the same meanings as contained in the Lease.

     2. Except as amended herein, the terms of the Lease shall remain in full force and effect.

     3. In the event of any inconsistencies between the terms of this Fourth Modification and Extension of Lease (the "Fourth Modification") and the Lease, the terms of this Fourth Modification shall govern.

     4. Article 1 of the Lease shall be amended to reflect the following changes:

          (a) All references to the definition of the Demised Premises in
Section 1.02 shall be deleted and replaced with the "New Space", as shown on the floor plan on Exhibit "A" attached hereto. Following the date this Fourth Modification is fully-executed and delivered, the defined terms "New Space" and "Demised Premises" may be used interchangeably;

          (b) Section 1.03(a) shall be amended so that the term of the Lease shall be extended and the Expiration Date as defined in Section 1.03(a) shall be amended to reflect an Expiration Date of March 31, 2015 except that if the New Space Commencement Date (as hereinafter defined) is later than April 1, 2005, the Expiration Date shall be the last day of the month immediately preceding the tenth (10th) anniversary of the New Space Commencement Date; and

          (c) Section 1.04(a) shall be amended so that effective as of the date (the "New Space Commencement Date") which is the later to occur of (i) April 1, 2005 and (ii) five (5) days following Landlord's notice to Tenant of the date on which Landlord's Work (as hereinafter defined) has been substantially completed, the fixed rent shall be $274,477.50 per annum ($22,873.13 per month) through the day immediately preceding the fifth (5th) year anniversary of the New Space Commencement Date and the fixed rent shall be $284,458.50 per annum ($23,704.88 per month) from the fifth (5th) year anniversary of the Commencement Date through the Expiration Date.

     5. Sections 3.01 and 3.02 of the Lease shall be deleted in their entirety and replaced with the following language:

          3.01 Neither Landlord or Landlord's agents have made any representations or promises with respect to the physical condition of the Building, the New Space, or the Land except as expressly set forth herein. Tenant has inspected the Building and the New Space and is


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thoroughly acquainted with their condition and, subject to the performance of
Landlord's Work, agrees to take the same "as is" and acknowledges that the taking of possession of the New Space by Tenant shall be conclusive evidence that the said New Space and the Building were in good and satisfactory condition at the time such possession was so taken, except as to latent defects.

          3.02 Landlord shall, at its sole cost and expense, perform work to the New Space in accordance with the work letter attached hereto as New Exhibit "C" (the "Work Letter"). The New Space shall be completed and prepared by Landlord for Tenant's occupancy in the manner set forth in the Work Letter. The facilities, materials and work to be so furnished, installed and performed in the New Space by Landlord are herein referred to as "Landlord's Work". Landlord's Work shall be similar to Tenant's Existing Space.

     6. Article 4 of the Lease shall be deleted and replaced with the following language:

          4.01 The New Space shall be deemed ready for occupancy on the date which is the later to occur of April 1, 2005 and the date on which Landlord's Work has been substantially completed; and it shall be so deemed notwithstanding the fact that minor or insubstantial details of construction, mechanical adjustment, or decoration remain to be performed, the noncompletion of which does not materially interfere with Tenant's use of the New Space. In addition, Landlord shall give Tenant a preliminary notice, estimating when the New Space will be ready for occupancy, on a date which shall be at least thirty (30) days prior to the estimated date set forth in such preliminary notice. Any variance between the date so estimated and the date such condition is met shall be of no consequence.

          4.02 If the occurrence of any of the conditions listed in Section 4.01, and thereby the making of the New Space ready for occupancy, shall be delayed due to (a) any act or omission of Tenant or any of its employees, agents or contractors or any failure (not due to any act or omission of Landlord or any of its employees, agents or contractors) to plan or execute Landlord's Work diligently and expeditiously, including responding to Landlord's inquiries or requests for information or materials which shall continue after Landlord shall have given Tenant reasonable notice that such act, omission or failure would result in delay, and such delay shall have been unavoidable by Landlord in the exercise of reasonable diligence and prudence, or (b) the nature of any revisions to Landlord's Work that Landlord undertakes to perform for the account of Tenant (including any delays incurred by Landlord, after making reasonable efforts, in procuring any materials, equipment or fixtures of a kind or nature not used by Landlord as part of its standard construction), then the New Space shall be deemed ready for occupancy on the date when they would have been ready but for such delay and Landlord shall also be entitled to install building standard materials in order to complete said revisions to Landlord's Work without any set-off, adjustment or other claim by Tenant. Notwithstanding the foregoing, Landlord agrees that Tenant's use of the Existing Space shall not constitute an act by Tenant delaying the completion of the New Space.

          4.03 If and when Tenant shall take actual possession of the New Space, it shall be conclusively presumed that the same were in satisfactory condition (except for latent defects) as of the date of such taking of possession, unless within ninety (90) days after the New Space Commencement Date Tenant shall give Landlord notice specifying the respects in which the New Space was not in satisfactory condition. In the event the New Space is not ready on or


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before April 1, 2005, Tenant may stay in the Existing Space on the 10th floor at the new fixed rental rate of $201,245.00 per annum ($16,770.42 per month) until the New Space is ready for Tenant's acceptance as described in Section 4.01.

     7. Paragraph 6 of the Third Modification shall be deleted.

     8. Adjustment of Rent. Effective as of the New Space Commencement Date, the following sections of Article 5 of the Lease are hereby amended as follows:

          (a) The term "Base Tax Year" as set forth in Section 5.01(b) of the Lease shall mean the Tax Year commencing January 1, 2005 and ending December 31, 2005, inclusive.

          (b) Section 5.01(e) of the Lease, which defines "Tenant's Proportionate Share," shall be deleted and replaced as follows:

               "Tenant's Proportionate Share" shall mean for purposes of this Lease, three point forty-two (3.42%) percent.

          (c) The reference to the calendar year 2001 in Section 5.07(g) shall be deleted and replaced with the calendar year 2005;

          (d) Section 5.07(i) of the Lease, which defines "Tenant's Operational Proportionate Share" of Operating Expense Increase shall be deleted and replaced as follows:

               "Tenant's Operational Proportionate Share" shall mean for purposes of this Lease, three point forty-two (3.42%) percent.

          (e) The reference to the calendar year 1993 in the term "Base Operating Expenses" in Section 5.07(c) of the Lease shall mean the actual Operating Expenses for the calendar year 2005. All references to the Commencement Date in Section 5.07 of the Lease shall mean the New Space Commencement Date.

     9. Article 7 of the Lease shall be amended as follows:

          (a) Section 7.01 of the Lease shall be amended to include the following language:

               Tenant acknowledges that the current lender is the Metropolitan Life Insurance Company with an address of 10 Park Avenue, 3rd Floor, Morristown, NJ 07960, Attention: Senior Vice President Real Estate Investments and
Attention: Assistant Vice President Loan Administrator ("MetLife") and agrees that this shall constitute written notice of such holder of a superior mortgage as referred to in Section 7.02 of the Lease.


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     10. Electricity Factor. Effective as of the New Space Commencement Date,
Section 16.03(ii)(a) of the Lease, is amended by deleting "$10,977.00" and substituting the sum of "$14,971.50".

     11. Article 18.04 of the Lease, as heretofore amended, shall be amended to reflect that the Tenant shall not take up more than six (6) lines on the building directory.

     12. Effective as of the New Space Commencement Date, the number of parking spaces assigned to Tenant pursuant to Section 18.05 of the Lease, as heretofore amended, shall be increased from twenty-two (22) to thirty (30) parking spaces. The additional 8 parking spaces shall consist of two Tandum covered spaces and 4 single spaces.

     13. Section 22.01 of the Lease shall be amended as follows:

          If the Building or the Demised Premises (specifically excluding therefrom Tenant's Work, Tenant's Changes, Tenant's Property and all other property in which Tenant, pursuant to this Lease, has or is deemed to have an ownership interest and in respect of which Tenant is obligated to carry insurance (collectively, "Tenant's Restoration Items")) shall be partially or totally damaged or destroyed by fire or other cause, then, whether or not the damage or destruction shall have resulted from the fault or neglect of Tenant, or its employees, agents or visitors (and if this Lease shall not have been terminated as in this Article hereinafter provided), Landlord shall repair the damage for which it is responsible under this Section 22.01 and restore and rebuild the same to substantially the same condition as existed prior to applicable casualty at its expense, with reasonable dispatch after written notice to it of the damage or destruction. If the Demised Premises shall be partially or totally damaged or destroyed by fire or other cause, then, whether or not the damage or destruction shall have resulted from the fault or neglect of Landlord, or its employees, agents or visitors (and if this Lease shall not have been terminated as in this Article hereinafter provided), Tenant shall repair the damage to, and restore and rebuild, the Tenant's Restoration Items to substantially the same condition as existed prior to the applicable casualty at Tenant's expense with reasonable dispatch after written notice to it of the damage or destruction.

     14. Article 31 of the Lease shall be amended as follows with respect to this Fourth Modification only:

                                   ARTICLE 31
                                     Broker

          31.01 Tenant covenants, warrants and represents that there was no broker or finder except The Steven Frank Company and Cushman & Wakefield of New Jersey, Inc. in consummating this Fourth Modification and that no conversations or negotiations were had with any broker or finder except The Steven Frank Company and Cushman & Wakefield of New Jersey, Inc. concerning the Demised Premises. Tenant agrees to hold Landlord harmless against any claims for a brokerage, finder or other commission or fee arising out of any claim by any broker or finder except The Steven Frank Company and Cushman & Wakefield of New Jersey, Inc. Landlord agrees to hold Tenant harmless against any claims for a brokerage, finder or other


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commission or fee arising out of any claim by The Steven Frank Company and
Cushman & Wakefield of New Jersey, Inc. Landlord agrees that it will pay any commission due to The Steven Frank Company and Cushman & Wakefield of New Jersey, Inc. in connection with this Fourth Modification.

     15. Landlord's Work Letter referred to in the Original Lease as Exhibit "C" shall be deleted and replaced in its entirety with Exhibit "C" attached hereto and herein referred as "New Exhibit C".

     13. Article 39.01(a) shall be amended to reflect that the Relocation Notice must be given on or before March 31, 2014.

     14. Article 40 shall be deleted in its entirety and replaced as follows:

                                   ARTICLE 40
                                 RENEWAL OPTION

          40.01 Provided that this Lease shall be in full force and effect on the Expiration Date without default on the part of Tenant hereunder beyond the expiration of any applicable notice and cure period, Tenant shall have the option (hereinafter referred to as the "Renewal Option") to renew this Lease for a renewal term (hereinafter referred to as the "Renewal Term") of five (5) years, to commence on the Expiration Date (hereinafter referred to as the "Renewal Term Commencement Date") and to expire five (5) years thereafter (herein referred to as the "Renewal Term Expiration Date"). Tenant shall exercise the Renewal Option by sending a written notice thereof (which notice is hereinafter referred to as the "Renewal Notice") to Landlord by certified mail, return receipt requested, not less than nine (9) months prior to the Expiration Date. If Tenant shall send the Renewal Notice within the time and in the manner hereinbefore provided, this Lease shall be deemed renewed for the Renewal Term upon the terms, covenants and conditions hereinafter contained. If Tenant shall fail to send the Renewal Notice within the time and in a manner hereinbefore provided, the Renewal Option shall cease and terminate, and Tenant shall have no further option to renew this Lease. If this Lease has been assigned of all or portion of the Demised Premises has been sublet, this Renewal Option shall be deemed null and void and neither Tenant nor any assignee or subtenant shall have the right to exercise such option during the term of such assignment or sublease.

          40.02 The Renewal Term, if any, shall be upon, and subject to, all of the terms, covenants and conditions provided in this Lease for the original term hereof, except that:

               (a) any terms, covenants, or conditions hereof that are expressly or by their nature inapplicable to the Renewal Term (including, without limitation, Articles 3, 4, and 40 hereof) shall not apply during such Renewal Term;

               (b) the annual fixed rent payable by Tenant during the Renewal Term (hereinafter referred to as the "Renewal Rent"), subject to adjustment as otherwise in this Lease provided, shall be an amount equal to the fair market rental value of the Demised Premises, to be determined as provided in Section
40.03 hereof and to be calculated as the Renewal Term Commencement Date on the basis of a new five (5) year lease of the Demised Premises;


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               (c) effective upon the Renewal Term Commencement Date, (i) the
Base Tax Year shall be deemed to be the year set forth in Section 5.01(b), and
(ii) the Base Operating Expenses shall be deemed to be the amount set forth in
Section 5.07(c).

          40.03 In the event that Tenant shall exercise the Renewal Option as provided in Section 40.01 hereof, the Renewal Rent shall be determined jointly by Landlord and Tenant, and such determination shall be confirmed in a writing (hereinafter referred to as a "Rental Agreement") to be executed in recordable form by Landlord and Tenant not later than the day (hereinafter referred to as the "Determination Date") which shall be two hundred and forty (240) days next preceding the Expiration Date. In the event that Landlord and Tenant shall have failed to join in executing a Rental Agreement on or before the Determination Date because of their failure to agree, Tenant may rescind the Renewal Notice by sending written notice thereof (the "Rescission Notice") to Landlord by registered or certified mail, return receipt requested, on or before the day which is ten (10) days following the Determination Date and, in such event, the Renewal Option shall be null and void. If Tenant does not elect to send the Rescission Notice as aforesaid, then the Renewal Rent shall be determined by arbitration as follows:

               (a) Landlord and Tenant shall each appoint an arbitrator by written notice given to the other party hereto not later than thirty (30) days after the Determination Date. If either Landlord or Tenant shall have failed to appoint an arbitrator within such period of time and thereafter shall have failed to do so by written notice given within a period of five (5) days after notice by the other party requesting the appointment of such arbitrator, then such arbitrator shall be appointed by the American Arbitration Association or its successor (the branch office of which is located in or closest to the Borough of Fort Lee, County of Bergen), upon request of either Landlord or Tenant, as the case may be;

               (b) the two (2) arbitrators appointed as above provided shall appoint a third (3rd) arbitrator by written notice given to both Landlord and Tenant, and, if they fail to do so by written notice given within thirty (30) days after their appointment, such third (3rd) arbitrator shall be appointed as above provided for the appointment of an arbitrator in the event either party fails to do so;

               (c) all of such arbitrators shall be real estate appraisers having not less than ten (10) years experience in appraising the fair market rental value of real estate similar to the Building located within or adjacent to the Borough of Fort Lee, County of Bergen and whose appraisals are acceptable to savings banks or life insurance companies doing business in the State of New Jersey;

               (d) the three (3) arbitrators, selected as aforesaid, forthwith shall convene and render their decision in accordance with the then applicable rules of the American Arbitration Association or its successor, which decision shall be strictly limited to a determination of the Renewal Rent as the case may be, within twenty (20) days after the appointment of the third (3rd) arbitrator. The decision of such arbitrators shall be in writing and the vote of the majority of them shall be the decision of all and, insofar as the same is in compliance with the provisions and conditions of this Section 40.03 and of
Section 40.04 hereof shall be binding upon Landlord and Tenant. Duplicate original counterparts of such decision shall be sent forthwith by the arbitrators by certified mail, return receipt requested, to both


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Landlord and Tenant. The arbitrators, in arriving at their decision, shall be entitled to consider all testimony and documentary evidence that may be presented at any hearing, as well as facts and data which the arbitrators may discover by investigation and inquiry outside such hearings. If, for any reason whatsoever, a written decision of the arbitrators shall not be rendered within thirty (30) days after the appointment of the third (3rd) arbitrator, then, at any time thereafter before such decision shall have been rendered, either party may apply to a court of competent jurisdiction sitting in the Borough of Fort Lee, County of Bergen, State of New Jersey (but not by a new arbitration proceeding) as may be proper, to determine the question in dispute consistently with the provisions of this Lease. The cost and expense of such arbitration, action, proceeding, or otherwise shall be borne equally by Landlord and Tenant.

          40.04 Notwithstanding anything to the contrary contained in Section
40.03 hereof:

               (a) the Renewal Rent shall in no event be less than an amount (hereinafter referred to as the "Renewal Minimum Rent") equal to the aggregate of (i) the fixed rent reserved in Section 1.04(a) hereof as of the year in which the Expiration Date shall occur and (ii) the aggregate of any Tax Payment and the amount of Tenant's Actual Share of Operating Expense Increase payable by Tenant pursuant to the terms of Article 5 hereof for the Tax Year and Operational Year, respectively, in which the Expiration Date shall occur; and,

               (b) if, on the Renewal Term Commencement Date, the Renewal Minimum Rent cannot be determined pursuant to the terms of subdivision (i) of this Section 40.04, because one or more of the components (hereinafter individually and collectively referred to as a "Minimum Rent Component") set forth therein shall not then be ascertainable for the periods set forth therein, then, for purposes of initially computing the Renewal Minimum Rent, there shall be substituted the corresponding Minimum Rent Component for the period next preceding the period set forth therein; thereafter, when the previous unascertainable Minimum Rent Component(s) finally becomes ascertainable, the Renewal Minimum Rent shall be re-computed with reference to the newly ascertainable Minimum Rent Component(s), with appropriate retroactive charges or credits to Landlord or Tenant, as the case may be.

          40.05 In the event that Tenant shall exercise the Renewal Option as provided in Section 40.01 hereof and the Renewal Rent shall not be finally determined pursuant to the terms of Section 40.03 hereof on or before the Renewal Term Commencement Date then:

               (a) The annual fixed rent payable by Tenant during the Renewal Term until the Renewal Rent shall be so finally determined shall, subject to adjustment as therein provided, be equal to the Renewal Minimum Rent calculated at the fixed rent on a square foot basis as of the date immediately preceding the Expiration Date, as Base Rent, plus additional rent charges for Operating Expenses, Real Estate Taxes and other adjustments; and,

               (b) In the event that the Renewal Rent as finally determined pursuant to the terms of Section 40.03 hereof, shall be greater than the Renewal Minimum Rent (i) the annual fixed rent payable by Tenant for the balance of the Renewal Term shall be and become the Renewal Rent as finally determined, and
(ii) Tenant shall forthwith pay to Landlord an amount equal to the difference between (x) the sum of the actual rental payments paid to


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Landlord during the Renewal Term before such final determination and (y) the sum of the rental payments that Tenant would have paid to Landlord if the Renewal Rent were finally determined prior to the Renewal Term Commencement Date.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals on the date and year first written above.

400 KELBY ASSOCIATES

By: Lynwood Construction Co., Inc., general partner


By:
    ------------------------------------
    Jean-Pierre Vaganay, Vice President


EMPIRE RESOURCES, INC.


By:
    ------------------------------------
    Name: Sandra Kahn
    Title: Vice President

STATE OF NEW JERSEY )
                    ) ss.:
COUNTY OF BERGEN    )

          On this 10th day of November 2004 before me personally came Sandra Kahn, to me known, who, being duly sworn, did depose and say that she resides in New York and that she is the Vice President of Empire Resources, Inc. the corporation in and who executed the foregoing instrument as TENANT, and that he duly acknowledged to me that he executed the same.

Lorraine Thompson

Notary Public


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                                 NEW EXHIBIT "C"
                                   Work Letter

PART A: Tenant's Plans, Specifications and Drawings:

          1. Landlord agrees to modify the Demised Premises in accordance with the Space Plan drawn by Dahn and Krieger Architects ("Dahn") denoted as SK 1, as revised September 28, 2004 (a copy of which is attached hereto as Exhibit C-1). Tenant agrees to diligently work with Dahn (and respond to Dahn when requested) to submit to Landlord, for Landlord's review and approval, the following descriptive information, detailed architectural, mechanical and electrical engineering drawings and specifications (herein referred to as "Tenant's Plans") for any work to be done by Landlord under Part B or D hereof in connection with Tenant's layout of the Demised Premises at Landlord's sole cost and expense:

          2. Tenant shall have the right to make changes from time to time in Tenant's Plans or the Revised Tenant's Plans (other than changes necessitated by Landlord's objections) by submitting to Landlord revised Plans and specifications (herein referred to as the "Revisions"). All Revisions shall be subject to Landlord's prior written approval, which shall not be unreasonably withheld. Upon receipt and approval of any Revisions, Landlord shall submit the Revisions so approved to the contractors or sub-contractors performing the trade or trades involved in the Revisions, and, if applicable and so requested by Tenant, obtain and deliver to Tenant "Estimates"(as such term is defined in Part
D) in connection therewith. The cost of any Revisions shall be borne solely by Tenant and shall be subject to the "Contractors Fee" (as such term is defined in Part D). Landlord shall have the right to disapprove any Revisions that would, in Landlord's reasonable opinion, delay the Commencement Date, unless, in conjunction with submitting the same, Tenant agrees in a writing satisfactory to Landlord to commence to pay the rental reserved under the Lease on the date upon which the Commencement Date would have occurred but for Landlord's performance of the Revisions.

          3. Any architect, space planner and engineer that Tenant elects or is required to utilize shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed.

          4. All amounts payable by Tenant for work to be done by Landlord pursuant to this Work Letter on account of Revisions shall be paid by Tenant within five (5) days after the submission to Tenant of statements, bills or invoices therefore. Such statements, bills or invoices shall be conclusive and binding on Tenant unless Tenant shall notify Landlord within thirty (30) days after its receipt of such statement, bill or invoice that it disputes the correctness thereof, specifying the particular respects in which the statement, bill or invoice is claimed to be incorrect. Pending the resolution of such dispute by agreement between the parties or otherwise, Tenant shall pay all amounts due in accordance with the statement, bill or invoice, but such payment shall be without prejudice to Tenant's right to dispute same. If the dispute shall be resolved in Tenant's favor, Landlord shall, within five (5) days after Tenant's demand pay Tenant the amount of the overpayment, if any, resulting from Tenant's compliance with such statement, bill or invoice.


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PART B:

I. Landlord shall provide and install the following facilities and materials and complete the following work as part of "Landlord's Work" (as hereinafter defined) in accordance with Tenant's Plans at the sole cost and expense of Landlord or the Revised Tenant's Plans at the sole cost and expense of Tenant. For purposes of this Lease, "Landlord's Work" shall be:

     1.   Partitions:

          1A)  Within Tenant Space

Furnish and install drywall partitioning with 2-1/2" metal studs on 16" centers and Building Standard gypsum board where designated by Lessee as drawn in the Lease Exhibit C-1. These shall extend from floor to underside of ceiling tiles. Any jogs, curves, or angles in any partition are not included.

          (i) Furnish and install in all exterior window offices one (1) 4'X9' glass partition set in an aluminum frame on the front partition wall.

          (ii) Furnish and install one (1) 9'X9' glass partition wall in the conference room.

          (iii) Furnish and install fourteen (14) workstation with low partition walls with wood caps as drawn in the Lease Exhibit.

          1B)  Demising Wall Partitions - (Partial Floor Space only)

Furnish and install drywall partitioning between lessees, and between Lessee and corridors; with 2-1/2" metal studs and gypsum board as drawn in the Lease Exhibit C-1. These partitions shall extend from floor to underside of slab above. Partitions shall include insulation. No demising wall partitions on floors occupied by one (1) Tenant.

     2.   Doors:

          2A)  Interior Doors

Furnish and install twenty four (24) Building Standard door and frame complete with Latch set.

Doors within Tenant space to be 3'0" x 8'10", 1-3/4' thick solid core red oak, stain grade, with hollow metal KD frames. No special undercutting shall be provided. Latch set to be Corbin 863 x 410 or equal as selected by Landlord.

          2B)  Entrance Doors

Furnish and install 2-36" wide by 9' high doors 1/2" thick tempered glass doors with polished chrome closures and floor mounted locks., master keyed to Building System for each 10,000 rentable square feet of Tenant's area as outlined in lease or as required by code. Any other entrance doors required by code are to be 3'0" x 9'0" solid core red oak.

Lock set to be Corbin (lever type) or equal as selected by Landlord. Closer to be Corbin or equal as selected by Landlord.

     3.   Painting:

          a. Interior wall surfaces required to be furnished by Landlord hereunder shall receive one (1) coat of primer and one (1) coat of Building Standard color paint.

          b. Wood doors required to be furnished by Landlord hereunder will be stained and sealed.

          c. Metal doors required to be furnished by Landlord hereunder not having baked enamel finish shall receive two (2) coats of Building Standard enamel paint over one (1) coat of primer.

          d. Paint manufacturer to be utilized is Benjamin Moore or equal.

     4.   Flooring:

          a. Carpet will be the same quality and grade as existing carpet in Tenant's current space.

          b. All carpets will be selected from Landlord's supplier.

          c. Supply rooms, telephone and equipment rooms, and mail rooms will receive Vinyl Composition Tile and base to be selected from Landlord's supplier. An allowance of seventy-five (75) cents per square foot will be given towards this purchase.

     5.   Lighting:

               a. Furnish and install two (2) Building Standard ceiling lights in each of the exterior window offices 4 through 17 as drawn in the Lease Exhibit C-1.

               b. Furnish and install eight (8) Building Standard ceiling lights in the large Executive Office as drawn in the Lease Exhibit C-1.

               c. Furnish and install four (4) Building Standard ceiling lights in the small Executive Office as drawn in the Lease Exhibit C-1.

               d. Furnish and install four (4) Building Standard ceiling lights in the medium Executive Office as drawn in the Lease Exhibit C-1.

               e. Furnish and install three (3) Building Standard ceiling lights in the Lunch room.

               f. Furnish and install eight (8) recessed Hi-Hats in the Reception area.

               g. Furnish and install eight (8) recessed Hi-Hats in the Conference room.

               h. Furnish and install one (1) Building Standard light fixture per 120 rentable square feet within the open areas. Landlord shall supply and install initial lamps and ballasts, and Tenant will be responsible for the furnishings and installations of any and all additional lamps and ballasts.

          g. Building Standard light fixture is a parabolic fixture, metalux paralux III 2x4 Lay-In 2P3GVX 340 - S36H-277-LE3 with energy saving ballast and energy saving lamps.

     6.   Heating, Ventilating and Air Conditioning:

          a. Furnish and install duct work to supply one (1) C.F.M. per rentable square foot of demised premised and one variable volume box and control per 1,500 rentable square feet of demised premises.

          b. The existing building systems shall be capable of meeting the following criteria for air-conditioning:

               Inside ....78 degrees D.B., 55% R.H.
               Outside ...92 degrees D.B., 75 degrees W.B.

               HVAC design based upon interior loads as follows:
               Lights and appliances.. = 6 watts/sq. ft.
               Population............. = one person per 100 sq. ft.

          c. Landlord will provide Tenant with a three (3) ton supplemental air conditioning unit said supplemental additional air conditioning unit shall be paid for by Landlord. Any special exhaust requirements shall also be paid by Landlord. Tenant agrees to pay for the cost of electric current, operation and maintenance for such supplemental air conditioning unit, at Tenant's Cost to Landlord as additional rent.

     7.   Electrical:

               a. Furnish and install one (1) four gang receptacle in each of the workstations.

               b. Furnish and install four (4) duplex receptacle in the Lunch room.

               c. Furnish and install four (4) duplex receptacle in the Reception area.

               d. Furnish and install two (2) duplex receptacle in the Conference room.

               e. Furnish and install two (2) duplex receptacle in the Copy Station room.

               f. Furnish and install two (2) Building Standard duplex receptacle in each of the exterior window offices 4 through 17 as drawn in the Lease Exhibit C-1.

               g. Furnish and install Three (3) Building Standard duplex receptacle in the large Executive Office drawn in the Lease Exhibit C-1.

               h. Furnish and install three (3) Building Standard duplex receptacle in the small Executive Office drawn in the Lease Exhibit C-1.

               i. Furnish and install three (3) Building Standard duplex receptacle in the medium Executive Office drawn in the Lease Exhibit C-1.

               j. Quad outlets to be installed in offices to mirror locations currently installed on the 10th Floor (existing space).

          Excluding the areas a through i listed above, One (1) Building Standard duplex receptacle will be installed in open areas at every twelve (12) lineal feet of partition wall. The aforesaid outlets are to be located only in the ceiling high partitions at Building Standard mounting heights. The building proper will contain wires, risers, conduits, feeders and panel equipment necessary to furnish the premises with electrical energy in an amount equal to
(i) 4.0 watts per rentable square foot of space for lighting and (ii) 2.0 watts per rentable square foot of space for other electrical consumption from the outlets.

     8.   Switches:

          a. Furnish and install Building Standard switches to service ceiling fixtures as required by the underwriters code at one switch per room.

     9.   Life Safety System:

          a. Full floor Tenants (occupying floors 7 through 18) will be provided with 132 sprinkler heads per floor, which may be pre-installed. Tenants leasing a partial floor will be provided only with the sprinklers pre-installed in Tenant's space. Revisions to pre-installed sprinkler systems required by any Tenant, and any work required to be performed as a result of such revisions, including without limitation, removal, revision and/or reinstallation of any ceiling tiles and/or ceiling grids, shall be at Tenant's expense. Tenant shall be solely responsible for the purchase, installation and maintenance of all fire extinguishers as may be required by laws and/or requirements of public authorities of insurance bodies.

     10.  Window Covering:

          a. Furnish and install Building Standard horizontal blinds with color as established by Landlord for all exterior windows. No substitutions are permitted.

     11.  Ceiling:

          a. Lay-in tile ceilings shall be 24" x 24" white acoustical tile, Armstrong Cirrus Travertone ceiling regular, on exposed T spline.

          b. Ceiling heights to be 9'0" on office floors.

As used in this Work Letter, the term "Building Standard" shall mean such materials as Landlord may elect to use as part of its standard construction substantially throughout the Building.

     12.  Bathrooms:

               a. Furnish and install two (2) bathrooms. The Men's room will be equipped with one (1) commode, one (1) wall mounted urinal and one (1) wall mounted sink with lever faucet. The Woman's room will be equipped with two (2) commodes and one (1) wall mounted sink with lever faucet. The floors will be building standard ceramic tile.

     13.  Cabinets:

          a. Furnish and install upper and lower laminated cabinets with laminated countertops and a sink similar to the existing cabinets on the 10th floor (as drawn in the final construction drawings) in the Lunch room area. The existing dishwasher and refrigerator will be relocated from the existing space on the 10th floor to the new space located on the 14th floor.

          b. Furnish and install four (4) upper and two (2) base laminate cabinets with laminated countertops similar to the existing cabinets on the 10th floor (as drawn in the final construction drawings) in the Copy room area.

     14.  Kitchen:

          Furnish and install finishes and fixtures to mirror existing 10th floor kitchen including sink.

II.  1.   Telephone/Data Service:

          a. The Tenant shall arrange with Verizon Telephone Company or similar carrier for telephone service and for any telephone and/or data wiring within the equipment room in the building core. Tenant shall notify Landlord and get Landlord's consent as to who the installer will be and shall supply all information requested by Landlord in connection with installation.

          b. All telephone work and wiring in partitions, floors, and ceilings to be arranged for by Tenant with Verizon Telephone Company or other qualified installer selected by Tenant.

               Non-completion of the telephone work will not delay Tenant's acceptance of the demised premises or the payment of rent. All electrical load centers, special wiring, and plywood supplied by Landlord for telephone equipment shall be an extra cost to be paid by Tenant.

               Tenant's and Tenant's contractors or agents are only permitted to use plenum rated cabling and Tenant's contractors or agents are required to apply for a low voltage permit with the electrical inspector's office at the Town of Fort Lee.

PART C: Substitutions and Credits:

          1. Tenant may request that Landlord substitute alternate materials, equipment and fixtures for those specified in Part B provided that such substitute items are new and are of a quality at least comparable to those replaced. In addition, Tenant may request that Landlord omit the installation of any item or items not therefore installed, in which event Landlord shall thereupon be released from any obligation to install the same at any time thereafter.

          2. If, upon Tenant's request, Landlord shall utilize materials, or install equipment or fixtures, other than those described in Part B, Tenant shall pay to Landlord on demand as additional rent under the Lease, an amount equal to the sum of (a) Landlord's Cost (as hereinafter defined) for the substitute item, plus (b) an amount equal to ten (10%) percent of Landlord's Cost, for the Landlord's overhead for administration and handling of the substitution. Notwithstanding such payment by Tenant, the substitute item shall be and remain the property of Landlord and shall not be removed by Tenant either before or after the Expiration Date.

          3. For purposes of this Work Letter, "Landlord's Cost" shall mean amounts charged by Landlord's contractors, subcontractors and materialmen for furnishing and installing any item or performing any work, including, without limitation, labor costs and costs for general conditions in connection therewith (which general conditions shall include, without limitation, rubbish removal, hoisting and other items generally included within the term "general conditions" in the Metropolitan New York Area).

PART D: Landlord's Performance of Items of Tenant's Work:

          1. If Tenant shall desire that Landlord perform any work (the "Tenant's Work") in and to the Demised Premises in addition to the work set forth in Part B., Tenant shall submit a request therefore to Landlord contemporaneously with Tenant's submission of Tenant's Plans or the Revised Tenant's Plans for such work pursuant to Part A. Within sixty (60) days after receipt of such request and plans, Landlord shall notify Tenant as to whether Landlord agrees to perform all or any part of the Tenant's Work, which notice shall be sent to Tenant together with Landlord's written estimates (the "Estimates") of the cost of those parts of the Tenant's Work which Landlord is willing to perform (the "Acceptable Tenant's Work"). Within ten (10) days after Tenant's receipt of the Estimates, Tenant shall notify Landlord in writing as to which of the Estimates it accepts and desires that Landlord proceed with the Acceptable Tenant's Work covered by the acceptable Estimates. If Tenant shall fail to respond to all Estimates within such ten (10) day period, then (a) the Estimates not accepted by Tenant shall be deemed disapproved in all respects by Tenant, (b) Landlord shall not be obligated to proceed on any of the Acceptable Tenant's work including the items covered by Estimates acceptable to Tenant (in which event Landlord shall send Tenant a notice (the "Rejection Notice") indicating the items of Acceptable Tenant's Work as to which Landlord refuses to proceed) and (c) Tenant shall perform all of the Acceptable Tenant's Work which Landlord will not perform as well as the balance of the Tenant's Work, or Tenant will cause the same to be performed, through its own contractors or sub-contractors in accordance with the terms of Part E. Notwithstanding anything in this Work Letter to the contrary, any Tenant's Work involving items relating to any of the Building systems or which will be physically attached to the Demised Premises or portions thereof (including, without limitation built-in cabinetry and similar items) and items that will be electrified or have electrical wiring or equipment running through or attached to same (all such items are hereafter referred to as "Required Items"), must be requested by Tenant to be performed by Landlord and if Landlord agrees to perform same, such work must be performed by Landlord and Tenant may not elect to have same performed by another party or parties, and, with respect to such Required Items, the provisions of Part D 1. (c), shall not be applicable.

          2. If Landlord shall agree, and Tenant shall authorize Landlord, to perform any Acceptable Tenant's Work as provided in paragraph 1 above, Landlord shall perform such Acceptable Tenant's Work for the account of Tenant, and Tenant shall pay Landlord therefor, as additional rent under the Lease, an amount equal to the sum of (a) Landlord's cost of performing such Acceptable Tenant's Work, plus (b) a "Contractor's Fee", which shall be an amount equal to the sum of (i) five (5%) percent of such Landlord's Cost, for Landlord's overhead for the administration of the performance of such Acceptable Tenant's Work by Landlord and/or its contractor plus (ii) five (5%) percent of Landlord's Cost and overhead for Landlord's profit. Landlord or its contractor may submit monthly statements to Tenant for sums due to it under this paragraph 2, for such Acceptable Tenant's Work performed by Landlord or the contractor to date and/or for materials delivered to the job site during the previous month, and the same shall be payable by Tenant to Landlord or its designee within five (5) days thereafter.

PART E: Tenant's Performance of Items of Tenant's work:

     1. Landlord shall permit Tenant and its agents to enter upon the Demised Premises prior to the Commencement Date so that Tenant may perform, through its own contractors (to be first approved in writing by Landlord) and in accordance with Tenant's Plans or the Revised Tenant's Plans (as approved in writing by Landlord in accordance with Part A hereof), that portion of Tenant's work (the "Rejected Tenant's Work") which is other than Acceptable Tenant's Work covered by Estimates approved by Tenant in accordance with paragraph 1 of Part D and which items were not covered in the Rejection Notice and are not Required Items. The approved contractors performing the Rejected Tenant's Work may perform the Rejected Tenant's Work at the same time that Landlord's contractors are working in the Demised Premises, provided, however, that (a) the construction and of the Demised Premises, and all installations required to be made by Landlord therein, shall have reached a point at which, in Landlord's sole judgment, the performance of the Rejected Tenant's Work will not delay or hamper Landlord in the completion of the same and (b) Tenant and its contractors shall work in harmony and shall not interfere with Landlord, Landlord's contractors, any other Tenants, or such Tenants' contractors. Landlord may, at any time, deny access to the Demised Premises to Tenant and/or to any of its contractors in the event that Landlord shall, in its sole discretion, determine that the performance or manner of performance of the Rejected Tenant's Work interferes with, delays, hampers, or prevents Landlord from proceeding with the completion of the Demised Premises or the Acceptable Tenant's Work at the earliest possible time. Within twenty-four (24) hours after Landlord's direction (which need not be given in writing and may be given by Landlord or its agents or contractors to Tenant or its agents or contractors), Tenant shall, and cause its contractors to, withdraw from the Building and the Demised Premises and cease all work being performed by it or on its behalf by any person, firm, or corporation (other than Landlord). Tenant shall pay to Landlord, as additional rent, within five (5) days after submission to Tenant of a statement therefor, an amount equal to all costs incurred by Landlord its contractor or otherwise, in connection with such early entry by Tenant including, without limitation, costs for utilities, freight elevator service and hoisting. All requests for any utility or freight elevator service or hoisting shall be made by Tenant in writing.

     2. In the event that Tenant shall be permitted to enter upon the Demised Premises prior to the Commencement Date pursuant to the terms of paragraph 1 above, such entry shall be deemed to be upon all of the terms, provisions and conditions of the Lease, except as to the covenant to pay fixed rent. In connection therewith, Tenant and/or its contractors shall provide to Landlord, and shall maintain at all times during the performance of any Rejected Tenant's Work, worker's compensation, public liability and property damage insurance policies, all of which shall contain limits, be with companies and be in form satisfactory to Landlord. Certificates of the same shall be furnished to Landlord before Tenant or its contractors commence to perform the Rejected Tenant's Work. Landlord shall not be liable in any way for any injury, loss or damage that may occur to any of Tenant's or Tenant's contractors' decorations, fixtures, installations, supplies, materials, or equipment prior to the Commencement Date; any such entry by Tenant and/or its contractors being at their sole risk.

     3. To the extent that Tenant shall perform the Rejected Tenant's Work pursuant to the terms of paragraph 1, whether on or prior to the Commencement Date or thereafter, Tenant shall pay to Landlord, upon demand, as additional rent under the Lease and in addition to Landlord's contractor charges, an amount equal to the sum of (a) the cost to Landlord for rubbish removal, hoisting and similar items in connection with the Rejected Tenant's work, plus (b) an amount equal to the product of (i) the Contractor's Fee and
(ii) the amounts charged by the subcontractors and materialmen for the furnishing and installation of item of Rejected Tenant's Work including, without limitation, general conditions (as defined in Part C 4. hereof) in connection therewith. In connection with the Rejected Tenant's Work, no equipment or materials shall be delivered to, or removed from, the Building or the Demised Premises by Tenant or its contractors during business days between the hours of 8:00 A.M. and 3:30 P.M. without the prior written authorization, in each instance, of Landlord or its agent.

PART F: Delays Caused by Tenant; Additional Expenses:

     Tenant has been advised of the importance to Landlord of completing the Demised Premises as quickly as possible and of the great financial loss to Landlord that would result from a delay in such completion. If Tenant, or persons within Tenant's control, delays the progress of completion of work required to be performed by Landlord hereunder or which Landlord has agreed to perform hereunder or pursuant to any separate agreement by (i) failing to submit to Landlord, within the time period set forth in Part A hereof, any phase of Tenant's Plans, or failing to approve any Estimates or failing to make necessary revisions in Tenant's Plans or the Revised Tenant's Plans within the time required or delaying any selections of materials to be made by Tenant or (ii) submitting one or more Revisions to Landlord or (iii) requesting materials, finishes or installations other than Building standard or (iv) otherwise interfering with, or delaying, Landlord's completion of the Demised Premises, then the date of substantial completion of the Demised Premises shall be deemed to be the date (the "Completion Date") upon which the Demised Premises would have been substantially completed but for the acts or omissions of Tenant or persons within Tenant's control, and Tenant shall reimburse Landlord for an amount equal to what the fixed and additional rent for the period of such delay would have been had the Lease commenced on the Completion Date within five days after submission of a bill therefor, whether or not this Lease has commenced, In addition, in the event the occurrence of any of the events sets forth in
(i)-(iv) above results in any additional expenses to Landlord relating to the sequence in which any of the work to be done by Landlord under this Work Letter is accomplished, such additional expenses shall be borne solely by Tenant and shall be paid within five (5) days after submission of a bill therefor, whether or not this Lease has commenced. The above provisions shall be in addition to, and not in limitation of, any other rights that Landlord shall have under this Lease or at law.

     In the event that Landlord, in connection with the performance of any Landlord's Work or Acceptable Tenant's Work, is required to utilize overtime help either (a) by reason of industry or trade conditions or union requirements or (b) in order to facilitate, in Landlord's reasonable discretion, the timely and orderly completion of Landlord's Work or Acceptable Tenant's Work, Tenant shall pay to Landlord, within five (5) days of demand therefor, the cost to Landlord of such overtime help.

PART G: Tenant's Additional Work:

     In addition to Landlord's Work as provided in Part B, at Tenant's option and at Tenant's sole cost and expense, Landlord shall build a curved sheetrock wall instead of the straight wall in the reception area and install a backlight glass with empire logo behind the reception desk. Tenant will pay the incremental cost of the curved wall over the cost of a straight wall and the entire cost of the backlight glass with company logo. After receiving the final estimates Tenant shall have the right to cancel these changes within five (5) days of Tenant's receipt of the final estimates.

                                    EXHIBIT F
                             Cleaning Specifications

1.   General

     All linoleum, rubber, asphalt tile and other similar types of flooring (that may be waxed) to be swept nightly, using approved dust-check type of mop.

     All carpeting and rugs to be carpet swept nightly and vacuum cleaned weekly.

     Hand dust and wipe clean all furniture, fixtures and window sills nightly; wash sills where necessary.

     Empty and clean all waste receptacles nightly and remove waste paper and waste materials.

     Empty and clean all ash trays and screen all sand urns nightly including all ash trays in all toilets.

     Dust interior of all waste disposal cans and baskets nightly; damp-dust as necessary.

     Wash clean all water fountains and coolers nightly.

     Hand dust all door and other ventilating louvers within reach, as necessary.

     Dust all telephones as necessary.

     Sweep all private stairway structures nightly.

     Wash and clean kitchen sink and countertops.

2.   Lavatories in the Core and Interior Lavatory in the Demised Premises.

     Sweep and wash all lavatory floors nightly using proper disinfectants. Wash and polish all mirrors, powder shelves, bright work and enameled surfaces in all lavatories nightly.

     Scour, wash and disinfect all basins, bowls and urinals throughout all lavatories, nightly.

     Wash all toilet seats, nightly.

     Empty paper towel receptacles and transport wastepaper to designated area in basements, nightly (towels, soap and receptacles to be furnished by Tenant).

     Fill toilet tissue holders nightly.

     Empty sanitary disposal receptacles, nightly.

     Thoroughly wash and polish all wall tile and stall surface as often as necessary.

3.   High Dusting

     Dust all venetian blinds, frames, charts, graphs and similar wall hangings and vertical surfaces not reached in nightly cleaning, quarterly.

     Cleaning of light fixtures shall be for account of Tenant.

4.   Glass

     Exterior windows to be cleaned inside and outside approximately once every six (6) months (or more often, if required by Landlord), weather permitting.

5.   Conditions

     As herein used "nightly" means five nights a week, Monday through Friday, during regular cleaning hours (between 6:00 P.M. and 6:00 A.M.) and excludes legal and union holidays.